Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results and New Service Options

VALLEY COTTAGE, NY—August 9, 2012—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues increased 8% for both the 3 and 6 months ended June 30, 2012, to $2.74 million and $5.39 million, respectively. For the same periods, income from operations was $199,000 and $282,000, respectively, compared to $267,000 and $487,000 for the comparable 2011 periods. Cash, cash equivalents and marketable securities at the end of the six-month period, however, increased $1.13 million to $9.41 million from the 2011 year-end balance of $8.28 million.

Jerry Flum, CEO said, “Our short-term income from operations continues to be adversely impacted by the cost of building our sales and service staff, adding new data elements, and creating new tools for subscribers. We continue to be debt free, generating strong free cash flow after dividends. Both of these conditions provide us with financial flexibility in case new opportunities arise.

“We recently launched a new set of tools that subscribers can use to analyze their trade accounts receivable data on both public and private companies, if they contribute this data to our service.  We are seeing a very positive reaction to these new tools, and an increasing number of subscribers are contributing their data.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2012 AND 2011
(Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30,
	2012	2011	2012	2011

Operating revenues	$2,740,227	$2,539,350	$5,385,482	4,979,311

Operating expenses:
Data and product costs	936,411	734,890	1,863,156	1,480,237
Selling, general and administrative expenses	1,566,213	1,495,659	3,163,572	2,929,752
Depreciation and amortization	38,415	41,507	76,556	82,729

Total operating expenses	2,541,039	2,272,056	5,103,284	4,492,718

Income from operations	199,188	267,294	282,198	486,593
Other income, net	15,428	33,367	12,616	34,918

Income before income taxes	214,616	300,661	294,814	521,511
Provision for income taxes	(97,735)	(91,012)	(129,879)	(182,451)

Net income	$116,881	$209,649	$164,935	$339,060

Net income per share:
Basic and diluted	$0.01	$0.03	$0.02	$0.04

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011

	June 30, 2012	Dec. 31, 2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	7,673,989	6,531,204
Marketable securities	1,740,978	1,753,072
Accounts receivable, net of allowance	1,012,168	1,551,213
Other current assets	269,519	451,143

Total current assets	10,696,654	10,286,632

Property and equipment, net	296,382	306,810
Goodwill	1,954,460	1,954,460
Prepaid and other assets	38,269	23,232

Total assets	$12,985,765	$12,571,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,937,675	$6,471,494
Accounts payable	75,346	60,941
Accrued expenses	662,804	1,087,163
Deferred taxes on income	255,142	157,385

Total current liabilities	7,930,967	7,776,983

Other liabilities	4,862	3,714

Total liabilities	7,935,829	7,780,697

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000shares; issued and outstanding 7,943,462 and 7,920,462 shares, respectively	79,434	79,204
Additional paid-in capital	28,692,013	28,597,679
Accumulated deficit	(23,721,511)	(23,886,446)

Total stockholders’ equity	5,049,936	4,790,437

Total liabilities and stockholders’ equity	$12,985,765	$12,571,134

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.